Exhibit 5.1

Harney Westwood & Riegels 3501 The Center 99 Queen’s Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

9 July 2025

raymond.ng@harneys.com

+852 5806 7883

059598-0002-RLN

Fenbo Holdings Limited

Unit J, 19/F, World Tech Centre

95 How Ming Street

Kwun Tong

Kowloon, Hong Kong

Dear Sir or Madam

Fenbo Holdings Limited (the Company)

We are lawyers qualified to practise in the Cayman Islands and have acteds as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form S-8 (the Registration Statement), including all amendments or supplements thereto, to be filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), on or about the date of this opinion, relating to the registration of 2,200,000 ordinary shares of par value US$0.0001 each (the Ordinary Shares) authorised for issue under the Fenbo Holdings Limited 2025 Equity Incentive Plan (the Plan). Pursuant to the Plan, the maximum aggregate number of Ordinary Shares which may be issued under the Plan is 2,200,000 Ordinary Shares (the Plan Shares)..

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the Documents (as defined in Schedule 1) which we regard as necessary in order to issue this opinion. We have not examined any other documents, official or corporate records or external or internal registers and have not undertaken or been instructed to undertake any further enquiry or due diligence in relation to the transaction which is the subject of this opinion.

In giving this opinion we have relied upon the assumptions set out in Schedule 2 which we have not independently verified.

The British Virgin Islands is Harneys Hong Kong office’s main jurisdiction of practice.

Jersey legal services are provided through a referral arrangement with Harneys (Jersey) which is an independently owned and controlled Jersey law firm.

Resident Partners: M Chu | JP Engwirda | Y Fan | S Gray | P Kay | MW Kwok | IN Mann R Ng | ATC Ridgers | PJ Sephton

613586553.1

Anguilla | Bermuda | British Virgin Islands | Cayman Islands Cyprus | Hong Kong | Jersey | London | Luxembourg Montevideo | São Paulo | Shanghai | Singapore harneys.com

Based solely upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that under the laws of the Cayman Islands:

1	Existence and Good Standing. The Company is a company duly incorporated with limited liability, and is validly existing and in good standing under the laws of the Cayman Islands. The Company is a separate legal entity and is subject to suit in its own name.

2	Authorised Share Capital. Based on our review of the M&A (as defined in Schedule 1), the share capital of the Company is US$30,300 divided into 300,000,000 ordinary shares of a par value of US$0.0001 each, and 3,000,000 preference shares of a par value of US$0.0001 each.

3	Valid Issuance of Shares. The allotment and issuance of the Plan Shares as contemplated in the Registration Statement and the Plan have been duly authorised and, when allotted, issued and fully paid for in accordance with the Plan and the M&A, and when the name(s) of the shareholder(s) are entered in the register of members of the Company, the Plan Shares will be validly issued, fully paid and non-assessable.

This opinion is confined to the matters expressly opined on herein and given on the basis of the laws of the Cayman Islands as they are in force and applied by the Cayman Islands courts at the date of this opinion. We have made no investigation of, and express no opinion on, the laws of any other jurisdiction. Except as specifically stated herein, we express no opinion as to matters of fact.

In connection with the above opinion, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to this firm in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the Cayman Islands.

Yours faithfully

Harney Westwood & Riegels

Schedule 1

List of Documents and Records Examined

1	A copy of the certificate of incorporation of the Company 30 September 2022.

2	A copy of the memorandum and articles of association of the Company dated 30 September 2022 (the M&A).

3	A copy of the register of directors of the Company provided to us on 9 July 2025.

4	A copy of the unanimous written resolutions of the board of directors of the Company dated 7 July 2025 (the Resolutions).

5	A copy of the certificate of good standing in respect of the Company issued by the Registrar of Companies of the Cayman Islands dated 8 July 2025.

6	A copy of the certificate of incumbency in respect of the Company issued by Quality Corporate Services Ltd., the registered office provider of the Company, dated 10 January 2025.

7	A copy of the certificate from a director of the Company dated 9 July 2025 (the Director’s Certificate).

8	The Register of Writs and other Originating Process of the Grand Court of the Cayman Islands (the Court Register) via a digital system made available through the Grand Court of the Cayman Islands from the incorporation date of the Company to 8 July 2025 (the Court Search Date).

9	The Registration Statement filed with the Commission on 9 July 2025.

1 to 9 above are collectively referred to in this opinion as the Corporate Documents. The Corporate Documents and the Registration Statement are collectively referred to in this opinion as the Documents.

Schedule 2

Assumptions

1	Authenticity of Documents. All copies of Documents provided to us are true and complete copies of the originals.

2	Corporate Documents. All matters required by law to be recorded in the Corporate Documents are so recorded, and all corporate minutes, resolutions, certificates, documents and records which we have reviewed are accurate and complete, and all facts expressed in or implied thereby are accurate and complete.

3	Director’s Certificate. The contents of the Director’s Certificate are true and accurate as at the date of this opinion and there is no information not contained in the Director’s Certificate that will in any way affect this opinion.

4	No Steps to Wind-up. The directors and shareholders of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the property or assets of the Company.

5	Resolutions. The Resolutions have been duly executed by or on behalf of the directors then, and the signature(s) and initial(s) thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed. The Resolutions remain in full force and effect.

6	Unseen Documents. Save for the Documents provided to us there are no resolutions, agreements, documents or arrangements which materially affect, amend or vary the transactions envisaged in the Registration Statement.

Schedule 3

Qualifications

1	Foreign Statutes. We express no opinion in relation to provisions making reference to foreign statutes in the Registration Statement.

2	Commercial Terms. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

3	Meaning of Non-Assessable. In this opinion the phrase non-assessable means, with respect to the issuance of shares, that a shareholder shall not, in respect of the relevant shares, have any obligation to make further contributions to the assets of the relevant company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

4	Good Standing. The Company shall be deemed to be in good standing at any time if all fees (including annual filing fees) and penalties under the Companies Act (2025 Revision) of the Cayman Islands have been paid and the Registrar of Companies of the Cayman Islands has no knowledge that the Company is in default under the Companies Act.

5	Court Search. The search of the Court Register has been undertaken on a digital system made available through the Grand Court of the Cayman Islands, and through inadvertent errors or delays in updating such digital system (and/or the Court Register from which the digital information is drawn) may not constitute a complete record of all proceedings as at the Court Search Date and in particular may omit details of very recent filings. The search of the Court Register would not reveal, amongst other things, any writ, originating summons, originating motion, petition (including any winding-up petition), counterclaim or third party notice (Originating Process) filed with the Grand Court of the Cayman Islands which, pursuant to the rules of the Grand Court of the Cayman Islands or best practice of the Clerk of the Courts’ office, should have been entered in the Court Register but was not in fact entered in the Court Register (properly or at all), or any Originating Process which has been placed under seal or anonymised (whether by order of the Court or pursuant to the practice of the Clerk of the Courts’ office).

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